Exhibit 99.1

         (BW)(UT-KLEVER-MARKETING)(KLMK) Klever Marketing Board Appoints New Interim President to Steer Klever-Karts into
Stores Nationwide

    Business Editors

         SALT LAKE CITY--(BUSINESS WIRE)--May 16, 2000--Klever Marketing(TM)(OTC BB:KLMK) is pleased to announce the appointment of Corey A. Hamilton as interim president. The company's board of director's unanimously approved the decision on Friday, May 12, 2000.

         Paul G. Begum is resigning his role as interim president so that he may focus his efforts on his chairman and chief executive officer responsibilities, including securing the company's capitalization schedule.

         Hamilton has successfully served as the company's vice president of sales and marketing since Sept. 1999. Under his direction, the company has formed strategic relationships with numerous packaged goods manufacturers and retailers and has recently launched its national marketing campaign. Hamilton's background includes senior management positions with Pepsi Cola Co., Huffy Corp. and Johnson & Johnson.

         The company encountered a great reception at the Food Marketing Institute show in Chicago May 7-9, and returned with a large number of significant leads from retailers and consumer goods companies as well as strong international licensing interest from approximately 10 countries who are interested.


         As president, Hamilton will continue to spearhead his established national sales team as well as oversee R & D, manufacturing and the daily
operations   and   maintenance   of  the   growing   number  of   Klever-Kart(R)
installations.

         Hamilton will continue Begum's discussions with major value-added companies and will concentrate on developing new future potential alliances consistent with the company's strategic objectives.

         "The company's commercialization phase is underway. Hamilton's proven record of successful leadership will take Klever Marketing to new heights," said Paul G. Begum, chairman and chief executive officer for Klever Marketing. "I am turning over the Presidency to Mr. Hamilton with great confidence."

         The company currently has several stores installed in the Los Angeles area and will continue until their Phase 1 installations are complete by the end of May. Phase 2 installations will then be scheduled to begin the summer of this year.

         Klever Marketing(TM) Inc., www.kleverkart.com, is publicly traded on the OTC Bulletin Board under the symbol "KLMK." The company's formula of SIGHT + SOUND = PRODUCT MOVEMENT(R) is defined through the use of visual and audible stimulation that encourages impulse buying, brand switching and new product trials.

         During audited  testing,  the  Klever-Kart(R)  system delivered over 46
percent  average   incremental   sales  increases  without  any  promoted  price
reductions.

         Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology of businesses, the effect of economic and business conditions and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

               CONTACT: Klever Marketing Inc., Salt Lake City
                        Paul G. Begum, 801/322-1221 ext. 104
                        StacyAnn Royal, 801/322-1221 ext. 113
                        investor_relations@kleverkart.com
                        www.kleverkart.com

KEYWORD:   UTAH  CALIFORNIA  INDUSTRY  KEYWORD:   ADVERTISING/MARKETING
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